Exhibit 99.1

European Commission Approves Proposed Sale of Armstrong World Industries EMEA and Pacific Rim Business to Knauf International

LANCASTER, Pa., December 7, 2018 (GLOBE NEWSWIRE) – Armstrong World Industries, Inc. (the “Company” or “AWI”) (NYSE:AWI) today announced the conditional clearance by the European Commission of the Company’s previously announced sale of certain subsidiaries comprising its EMEA and Pacific Rim businesses, including the businesses of the WAVE joint venture in EMEA and the Pacific Rim, as well as Armstrong France and WAVE France, to Knauf International GmbH (“Knauf”).

Following its Phase I investigation, the European Commission concluded that the transaction, as modified by the commitments offered by Knauf, does not raise any competition concerns. The commitments are intended to address concerns regarding the overlap between the activities of AWI and Knauf and include the divestment by Knauf to a third party of certain mineral fiber and grid businesses and operations of the Company in Austria, Estonia, Germany, Ireland, Italy, Latvia, Lithuania, Portugal, Spain, Turkey and the UK. This includes the sales operations in each of the relevant countries, and the production facilities of the Company and WAVE located in Team Valley, UK. The terms of the sale of the divestment business by Knauf and the identity of the purchaser are subject to the approval of the European Commission.

The Company now expects closing of the transaction to occur in the first half of 2019. As a result, the Company expects to pay approximately $35 million of additional cash taxes in fiscal 2018 due to the timing of the previously received non-refundable purchase price from Knauf. The Company expects to recoup all or substantially all of such taxes following closing in fiscal 2019. The conditional clearance and related divestiture commitments by Knauf do not have any impact on the transaction purchase price.

About Armstrong World Industries Inc.

AWI is a global leader in the design, innovation and manufacture of commercial and residential ceiling, wall and suspension system solutions. For more information, visit www.armstrongceilings.com.

Uncertainties Affecting Forward-Looking Statements

Disclosures in this release, including without limitation, those relating to the expected timing for completing the transaction and any potential tax consequences, and in our other public documents and comments, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements provide our future expectations or forecasts and can be identified by our use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “outlook,” “target,” “predict,” “may,” “will,” “would,” “could,” “should,” “seek,” and other words or phrases of similar meaning in connection with any discussion of future operating or financial performance. Forward-looking statements, by their nature, address matters that are uncertain and involve risks because they relate to events and depend on circumstances that may or may not occur in the future. As a result, our actual results may differ materially from our expected results and from those expressed in our forward-looking statements. A more detailed discussion of the risks and uncertainties that could cause our actual results to differ materially from those projected, anticipated or implied is included in the “Risk Factors” and “Management’s Discussion and Analysis” section of our reports on Forms 10-K and 10-Q filed with the U.S. Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. We undertake no obligation to update any forward-looking statements beyond what is required under applicable securities law.

Armstrong World Industries

2500 Columbia Avenue, Lancaster, PA 17603

717.397.0611 | www.armstrongceilings.com